Exhibit 99.1

Tower Group, Inc. Reports 103% Increase in Fourth Quarter of 2005 Net Income

    NEW YORK--(BUSINESS WIRE)--Feb. 28, 2006--Tower Group, Inc. (NASDAQ: TWGP) today reported its financial results for the fourth quarter of 2005, including a 103% increase in net income to $6.6 million as compared to net income of $3.2 million in the fourth quarter of 2004. For the year ended December 31, 2005, net income increased 130% to $20.8 million as compared to $9.0 million for the prior year.
    Diluted earnings per share of $0.32 for the fourth quarter of 2005 were based on 20,200,584 weighted average diluted shares as compared with $0.19 per share for the fourth quarter of 2004, based on 16,851,503 weighted average diluted shares. For the year, Tower reported diluted earnings per share of $1.03, based on 20,147,073 weighted average diluted shares, as compared with $1.06 per diluted share for the year ended December 31, 2004 based on 8,565,815 weighted average diluted shares.
    Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. commented, "Improvement in net income for the fourth quarter and the year was primarily the result of continued strong growth in gross premiums written, as well as significantly higher net premiums earned and investment income resulting from higher net premium retention. In addition, despite our significant gross and net premium growth, we were able to continue to achieve a favorable loss ratio by maintaining our underwriting and pricing discipline. Finally, our return on average equity has improved to 18.4% for the fourth quarter from 16.5% during the third quarter, 14.3% in the second quarter and 11.5% in the first quarter of 2005, continuing to demonstrate our ability to effectively deploy the capital that we raised in our IPO."

    Fourth Quarter 2005 Financial Highlights

    Total revenues increased 100.7% to $66.9 million in the fourth quarter of 2005 as compared to $33.3 million in the same period in 2004. This was due to the substantial increase in gross and net premiums earned along with the increase in net investment income.
    Net premiums earned represented 77.0% of total revenues for the fourth quarter of 2005 as compared to 48.1% for the same period of 2004.
    Ceding commission and fee income represented 16.4% of total revenue for the fourth quarter of 2005 as compared to 46.0% in the fourth quarter of 2004. This decrease was consistent with our strategy to retain a greater percentage of our premium writings.
    Net investment income, excluding realized gains, was 6.7% of total revenues in the fourth quarter of 2005 and 5.9% in the same period of 2004.
    Annualized return on average equity was 18.4% in the fourth quarter of 2005 as compared with 17.5% in the fourth quarter of 2004. Although net income was significantly higher in the fourth quarter of 2005 as compared to the same period in the prior year, the lower return on average equity resulted from the significant increase in average stockholders' equity resulting primarily from capital raised from the initial public offering and concurrent private placement in October 2004. The return on average equity for the fourth quarter of 2005 was calculated by dividing annualized net income of $26.3 million by average stockholders' equity of $142.3 million. For the fourth quarter of 2004, the return was calculated by dividing annualized net income of $12.9 million by average stockholders' equity of $73.9 million.
    Gross premiums written in the insurance and reinsurance segments increased by 52.6% to $78.6 million for the three months ended December 31, 2005 compared to $51.5 million for the same period in 2004. Gross premiums earned increased by 76.1% to $72.0 million for the three months ended December 31, 2005 compared to $40.9 million for the same period in 2004.
    Net premiums written increased 9.3% to $55.8 million in the fourth quarter of 2005 as compared to $51.1 million in the same period of 2004. Net premiums written in the fourth quarter of 2004 included $13.9 million of premiums retained as a result of a novation of a reinsurance agreement. Excluding the retained premiums, net written premiums written increased 50.0% in the fourth quarter 2005 as compared to 2004. The increase was driven by the growth in gross premiums written and a reduction in the quota share ceding percentage to 25% beginning October 1, 2004 from 60% for the first nine months of 2004.
    Net premiums earned rose 221.2% to $51.5 million for the fourth quarter of 2005 as compared to $16.0 million in the same quarter of 2004. The increase in net premiums earned was due to the overall increase in gross premiums written through December 31, 2005 and a reduced ceding percentage under our quota share reinsurance agreement from 60% to 25% beginning October 1, 2004, which was maintained throughout 2005.
    Ceding commission revenue declined 24.7% to $7.2 million in the fourth quarter of 2005 as compared to $9.6 million in the fourth quarter of 2004 reflecting the significant reduction in the quota share ceding percentage.
    The net loss ratio increased to 58.3% for the fourth quarter of 2005 as compared to 54.4% in the fourth quarter of 2004. The lower net loss ratio in the fourth quarter of 2004 resulted in part from the favorable development on prior years's loss reserves.
    The gross expense ratio decreased to 30.8% in the fourth quarter of 2005 as compared to 31.6% in the fourth quarter of 2004. The net expense ratio increased to 29.1% in the fourth quarter of 2005 as compared to 21.2% in the same period in 2004 primarily due to the lower ceding commission revenue referred to above.
    The net combined ratio increased to 87.4% in the fourth quarter of 2005 from 75.6% in the same period in the prior year primarily due to the increase in the net expense ratio. Nevertheless, despite the increase in the combined ratio, underwriting profits increased due to the significantly higher base of net premiums earned in the fourth quarter of 2005 as compared to the fourth quarter of 2004.
    Pre-tax income in the insurance services segment decreased to $0.5 million in the fourth quarter of 2005 from $1.0 million in the same quarter of 2004 primarily as direct commission revenue declined due to certain policies renewed in the insurance segment.
    Net investment income was a strong contributor to revenue growth in the fourth quarter of 2005, increasing 127.1% to $4.5 million versus $2.0 million in the fourth quarter of 2004. This increase was primarily due to the growth in invested assets from operating cash flow, net proceeds of $26.8 million from subordinated debentures underlying trust preferred securities in December 2004 and net proceeds of $107.8 million form our IPO and concurrent private placement in October 2004. On a tax equivalent basis, the yield was 5.2% for invested assets held as of December 31, 2005 and 4.4% as of December 31, 2004.
    Interest expense increased to $1.3 million in the fourth quarter of 2005 from $1.0 million in the fourth quarter of 2004 primarily a result of $0.4 million interest on the subordinated debentures issued in December, 2004 partially offset by a $0.1 million reduction of interest expense on other borrowings and preferred stock that were repaid in the fourth quarter of 2004.
    The effective income tax rate was 35.1% and 42.8% for the fourth quarter of 2005 and 2004, respectively. The effective tax rate in 2005 was lower due to a proportionally larger benefit of tax-exempt interest income in 2005 as compared to 2004.

    Full Year 2005 Financial Highlights

    Total revenues increased by 104.1% to $219.8 million for 2005 compared to $107.7 million for the same period in 2004. The increase is primarily due to the increase in net premiums earned and net investment income. Net premiums earned represented 74.8% of total revenues for 2005 compared to 42.3% for the same period in 2004. Net investment income, excluding realized capital gains, represented 6.8% and 4.7% of total revenues for 2005 and December 31, 2004, respectively. These increases were partially offset by lower total commission and fee income for 2005 of $40.2 million, or 18.3% of total revenue, compared to $57.0 million, or 53.0% of total revenue, for the same period in 2004.
    Net premiums earned increased by 260.9% to $164.4 million in 2005 compared to $45.6 million in 2004. The increase in net premiums earned was due to the overall increase in gross premiums written through December 31, 2005 and a reduced ceding percentage under our quota share reinsurance agreement from 60% to 25% beginning October 1, 2004 which was maintained throughout 2005. In addition, the net premiums earned in 2005 included all of the $13.1 million of unearned premiums as of December 31, 2004 that would have been ceded to Converium Reinsurance (North America) Inc. absent a novation of our reinsurance agreement in 2004.
    Return on average equity was 15.1% for 2005 compared to 23.7% in 2004. Although net income increased 129.9% in 2005 compared to 2004, the lower return on average equity resulted from the significant increase in average stockholders' equity resulted from capital raised from the initial public offering in October 2004. For 2005, the return was calculated by dividing net income of $20.8 million by an average stockholders' equity of $137.1 million. For 2004, the return was calculated by dividing net income of $9.0 million by an average stockholders' equity of $38.1 million.
    Gross premiums written increased by 68.8% to $300.1 million for 2005 compared to $177.8 million in 2004. Gross premiums earned increased by 55.9% to $237.8 million for 2005 compared to $152.5 million in 2004. Factors contributing to these increases include a 29.2% increase in the number of policies in force as of December 31, 2005, compared to December 31, 2004, and premium increases on renewed business which averaged 7.6% in personal lines and 5.5% in commercial lines in 2005. The retention rate was 90% for personal lines and 84% for commercial lines. Additionally, premiums written on business subject to the OneBeacon renewal rights agreement, entered into in September 2004, amounted to $31.4 million during 2005 compared to $2.4 million in 2004. New business written during 2005 through former OneBeacon producers that were appointed in connection with the renewal rights transaction amounted to $17.3 million compared to $2.6 million in 2004. Also, due to the rating upgrade in TICNY's rating from A.M. Best to "A-" (Excellent) from "B++" (Very Good), certain policies in the more rating sensitive large lines and middle market programs in our Insurance Services Segment were renewed in our Insurance Segment.
    Net premiums written increased by 115.9% to $211.8 million in 2005 compared to $98.1 million in 2004. Net premiums earned in 2005 increased by 260.9% to $164.4 million, as compared to $45.6 million in the year ago period. Net premiums earned in 2005 included the entire $13.1 million of retained unearned premiums as of December 31, 2004 that would have been ceded to Converium Reinsurance (North America) Inc. absent a novation of the reinsurance agreement in 2004. These percentage increases were greater than the percentage increase in gross premiums written and earned due to the decrease in the ceding percentage from 60% in the first nine months of 2004 to 25% beginning October 1, 2004 and continuing throughout 2005.
    Ceding commission revenue decreased by 36.9% to $25.2 million in 2005 compared to $40.0 million in 2004 due to the reduction in the quota share ceding percentage. An increase in the ceded loss ratio on prior years' quota share agreements resulted in a further decrease in ceding commission revenue of $1.2 million in 2005 compared to an increase in ceding commission revenue of $1.7 million in 2004.
    The gross and net loss ratios were 56.8% and 58.8%, respectively for 2005 as compared with 55.2% and 59.4%, respectively, in 2004. The decrease in the net loss ratio in 2005 compared to 2004 resulted from the increase in net premiums earned which reduced the effect of catastrophe reinsurance premiums on the net loss ratio. The company ceded catastrophe reinsurance premiums equal to 2.5% of net premiums earned during 2005 compared to 8.6% during the same period in 2004. There was favorable development from prior years' loss reserves on a gross and net basis of approximately $966,000 and $392,000, respectively, in 2005 compared to favorable development on a gross and net basis of $1,544,000 and $199,000 in 2004.
    The net expense ratio was 29.3% in 2005 as compared to 16.2% in 2004. This increase was due primarily to the reduced effects of ceding commission revenue on lowering the gross expense ratio as a result of the reduction in the quota share ceding percentage from 60% in the first nine months of 2004 to 25% beginning October 1, 2004 and continuing throughout 2005.
    The net combined ratio was 88.1% in 2005 as compared to 75.6% in 2004. The increase in the net combined ratio resulted from an increase in the net expense ratio primarily due to the effects of reduced ceding commission revenue. Notwithstanding the increase in net combined ratio in 2005, underwriting profit increased due to the overall increase in net premiums earned.
    Pre-tax income in the insurance services segment increased to $2.8 million in 2005 compared to $2.0 million in 2004 primarily due to an increase in the direct commission revenue rate and lower expenses in 2005 compared to 2004.
    Net investment income increased by 195.5% to $15.0 million in 2005 compared to $5.1 million in 2004. This resulted from an increase in invested assets to $357.2 million as of December 31, 2005 compared to $227.0 million as of December 31, 2004, excluding investments in statutory business trusts underlying trust preferred securities. Net cash flow provided by operations of $128.5 million contributed to the increase in invested assets. On a tax equivalent basis, the yield was 5.2% as of December 31, 2005 and 4.4% as of December 31, 2004.
    Net realized capital gains were $122,000 in 2005 compared to $13,000 in 2004. The increase in net realized capital gains was the result of the sale of common stocks and corporate bonds from which the proceeds were reinvested into higher yielding securities.
    Interest expense was $4.9 million in 2005 compared to $3.1 million in 2004. The increase resulted from an increase in interest expense of $2.0 million on subordinated debentures underlying our trust preferred securities of $47.4 million of which $26.8 million were issued in December 2004 and $0.3 million as a result of crediting reinsurers on funds withheld in segregated trusts as collateral for reinsurance recoverables. This increase was offset by reductions of $0.6 million of interest expense on other borrowings and preferred stock repaid in the fourth quarter of 2004.
    The effective income tax rate was 34.8% in 2005 compared to 38.7% in 2004. The effective tax rate in 2005 was lower due to a proportionally larger benefit of tax-exempt interest income in 2005 as compared to 2004.


              Fourth Quarter and Twelve Month Highlights

                                    Fourth   Fourth   Twelve   Twelve
                                    Quarter  Quarter  Months   Months
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Total Underwriting Profit          $ 6,471  $ 3,914  $19,684  $11,106
Insurance Services Segment Pre-Tax
 Income                                497      969    2,840    1,951
Net Investment Income                4,504    1,983   14,983    5,070
Net Realized Investment Gains          (92)     (20)     122       13
Corporate Expenses                      20     (202)    (960)    (289)
Interest Expense                    (1,286)  (1,001)  (4,853)  (3,128)
Income Before Income Taxes          10,114    5,642   31,816   14,723
Income Tax Expense                   3,550    2,412   11,062    5,694
Net Income                         $ 6,564  $ 3,230  $20,754  $ 9,029

EPS - Basic                        $  0.33  $  0.20  $  1.06  $  1.23
EPS - Diluted                      $  0.32  $  0.19  $  1.03  $  1.06

Book Value Per Share               $  7.29  $  6.56  $  7.29  $  6.56
Return on Average Equity              18.4%    17.5%    15.1%    23.7%



    Dividend Declaration

    Tower Group, Inc. announced today that the Company's Board of Directors approved a quarterly dividend on February 22, 2006 of $0.025 per share payable March 27, 2006 to stockholders of record as of March 15, 2006.

    Additional Highlights

    As of December 31, 2005, unsecured reinsurance recoverables from PXRE Reinsurance Company. amounted to $33.2 million. On February 16, 2006, A.M. Best downgraded to "B++" (Very Good) its former "A-"(Excellent) financial strength rating on PXRE, and issued a negative outlook. On February 24, 2006 A.M. Best downgraded PXRE to "B+" (Very Good) with a negative outlook. We believe that the unsecured reinsurance recoverables from PXRE, none of which are past due or in dispute, are fully collectible. Our judgment is based primarily on PXRE's capital position as a result of its recent capital raising initiatives.

    2006 Guidance

    We have successfully countered the price softening experienced by the broad P&C market in 2005 with our demand driven approach to identifying growth opportunities in our targeted markets. With our shell acquisitions and expanded licensing capabilities, we continue to look to new and existing markets for growth. For the first quarter of 2006, we project net income to increase from the first quarter of 2005 to a range between $6.5 million and $6.8 million. We project the diluted earnings per share in the first quarter to be in the range between $0.32 and $0.34 per diluted share. We have historically experienced seasonality between the fourth and first quarters with either lower or flat growth despite overall growth in the year. For the full year, we anticipate net income to increase to a range between $32.0 million and $34.0 million and diluted earnings per share to be between $1.58 and $1.68 per diluted share which represents an increase of 54% to 64% compared to 2005. We expect our net combined ratio to be in the range of between 88 to 92 percent with a net loss ratio in the range of 60 to 62 percent. We project our net expense ratio to be between 28 and 30 percent after applying reinsurance commission.

    About Tower Group, Inc.

    Tower Group, Inc., headquartered in New York City, offers property and casualty insurance products and services through its insurance company and insurance service subsidiaries. Its two insurance company subsidiaries are Tower Insurance Company of New York which is rated A- (Excellent) by A.M. Best Company and offers commercial insurance products to small to medium-size businesses and personal insurance products to individuals and Tower National Insurance Company which is also rated A- (Excellent) by A.M. Best Company. Its insurance services subsidiary, Tower Risk Management, acts as a managing general agency, adjusts claims and negotiates reinsurance terms on behalf of other insurance companies.

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; changes in the level of demand for our insurance and reinsurance products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

    For more information visit Tower's website at http://www.twrgrp.com/.



                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                            Fourth Quarter



                                            2005      2004     %Change

Revenues:
Earned Premiums:
  Gross Premiums Earned                   $ 72,046  $ 40,920     76.1%
  Less: Ceded Premiums Earned              (20,543)  (24,883)   -17.4%
                                           ------------------
  Net Premiums Earned                       51,503    16,037    221.2%
Ceded Commission Revenue                     7,197     9,557    -24.7%
Policy Billing Fees                            215       167     28.7%
                                           ------------------
Total                                       58,915    25,761    128.7%

Expenses:
Loss & Loss Adjustment Expenses
  Gross Loss & Loss Adjustment Expenses     41,370    20,415    102.6%
  Less: Ceded Loss & Loss Adjustment
   Expenses                                (11,343)  (11,684)    -2.9%
                                           ------------------
  Net Loss & Loss Adjustment Expenses       30,027     8,731    243.9%

Underwriting Expenses
  Commissions Paid to Producers             11,577     6,863     68.7%
  Other Underwriting Expenses               10,840     6,253     73.4%
                                           ------------------

Total Underwriting Expenses                 22,417    13,116     70.9%
                                           ------------------

Total Expenses                              52,444    21,847    140.1%
                                           ------------------

Underwriting Profit                       $  6,471  $  3,914     65.3%
                                           ==================

Key Measures:
Written Premiums
  Gross                                   $ 78,612  $ 51,507     52.6%
  Ceded                                    (22,767)     (417) 5,359.7%
                                           ------------------
  Net                                     $ 55,845  $ 51,090      9.3%
                                           ==================
Loss Ratios
  Gross                                       57.4%     49.9%
  Net                                         58.3%     54.4%
Accident Year Loss Ratios
  Gross                                       57.5%     52.9%
  Net                                         58.5%     55.7%
Expense Ratios
  Gross                                       30.8%     31.6%
  Net                                         29.1%     21.2%
Combined Ratios (GAAP)
  Gross                                       88.2%     81.5%
  Net                                         87.4%     75.6%


                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                               Full Year

                                                                 %
                                           2005       2004     Change

Revenues:
Earned Premiums:
  Gross Premiums Earned                  $237,833  $ 152,509     55.9%
  Less: Ceded Premiums Earned             (73,397)  (106,945)   -31.4%
                                          --------  ---------
  Net Premiums Earned                     164,436     45,564    260.9%
Ceded Commission Revenue                   25,218     39,983    -36.9%
Policy Billing Fees                           868        671     29.4%
                                          --------  ---------
Total                                     190,522     86,218    121.0%

Expenses:
Loss & Loss Adjustment Expenses
  Gross Loss & Loss Adjustment Expenses   135,198     84,164     60.6%
  Less: Ceded Loss & Loss Adjustment
   Expenses                               (38,584)   (57,104)   -32.4%
                                          --------  ---------
  Net Loss & Loss Adjustment Expenses      96,614     27,060    257.0%

Underwriting Expenses
  Commissions Paid to Producers            38,788     25,393     52.8%
  Other Underwriting Expenses              35,436     22,659     56.4%
                                          --------  ---------

Total Underwriting Expenses                74,224     48,052     54.5%
                                          --------  ---------

Total Expenses                            170,838     75,112    127.4%
                                          --------  ---------

Underwriting Profit                      $ 19,684  $  11,106    77.2 %
                                          ========  =========

Key Measures:
Written Premiums
  Gross                                  $300,107  $ 177,766     68.8%
  Ceded                                   (88,325)   (79,691)    10.8%
                                          --------  ---------
  Net                                    $211,782  $  98,075    115.9%
                                          ========  =========
Loss Ratios
  Gross                                      56.8%      55.2%
  Net                                        58.8%      59.4%
Accident Year Loss Ratios
  Gross                                      57.3%      56.2%
  Net                                        59.0%      59.8%
Expense Ratios
  Gross                                      30.8%      31.1%
  Net                                        29.3%      16.2%
Combined Ratios (GAAP)
  Gross                                      87.6%      86.3%
  Net                                        88.1%      75.6%



           Insurance Services Segment Results of Operations
                            Fourth Quarter

                                                                  %
                                              2005     2004     Change

Revenues:
Direct Commission Revenue from MGA           $2,435  $4,451     -45.3%
Claims Administration Revenue                   981   1,038      -5.5%
Reinsurance Intermediary Fees                   147     115      27.8%
Policy Billing Fees                               5       4       0.0%
                                              ------  ------ ---------
Total                                         3,568   5,608     -36.4%

Expenses:
Direct Commission Expense Paid to Producers   1,523   2,557     -40.4%
Other Insurance Services Expenses               569   1,050     -45.8%
Claims Expense Reimbursement to TICNY           979   1,032      -5.1%
                                              ------  ------
Total Expenses                                3,071   4,639     -33.8%
                                              ------  ------ ---------

Insurance Services Pre-tax Income            $  497  $  969     -48.7%
                                              ======  ====== =========


           Insurance Services Segment Results of Operations
                               Full Year

                                                                  %
                                              2005     2004     Change

Revenues:
Direct Commission Revenue from MGA          $ 9,148  $11,546    -20.8%
Claims Administration Revenue                 4,268    4,105      4.0%
Reinsurance Intermediary Fees                   688      730     -5.8%
Policy Billing Fees                              23        8
                                             -------  ------- --------
Total                                        14,127   16,389    -13.8%

Expenses:
Direct Commission Expense Paid to Producers   5,051    7,432    -32.0%
Other Insurance Services Expenses             1,981    2,987    -33.7%
Claims Expense Reimbursement to TICNY         4,255    4,019      5.9%
                                             -------  -------
Total Expenses                               11,287   14,438    -21.8%
                                             -------  ------- --------

Insurance Services Pre-tax Income           $ 2,840  $ 1,951     45.6%
                                             =======  ======= ========


                           Tower Group, Inc.
                 Consolidated Statements of Income and
                       Comprehensive Net Income
                              (Unaudited)



                         Three Months Ended     Twelve Months Ended
                             December 31,            December 31,
                           2005        2004        2005       2004
                        ----------- ----------- ----------- ----------
REVENUES                ($ in thousands, except share and per share
                                           amounts)
 Net premiums earned   $    51,503 $    16,037 $   164,436 $   45,564
 Ceding commission
  revenue                    7,197       9,557      25,218     39,983
 Insurance services
  revenue                    3,562       5,604      14,103     16,381
 Net investment income       4,504       1,983      14,983      5,070
 Net realized  (losses)
  gains on investments         (92)        (20)        122         13
 Policy billing fees           221         171         892        679
                        ----------- ----------- ----------- ----------
     Total revenues         66,895      33,332     219,754    107,690
                        ----------- ----------- ----------- ----------
EXPENSES
 Loss and loss
  adjustment expenses       30,027       8,731      96,614     27,060
 Direct commission
  expense                   13,101       9,420      43,839     32,825
 Other operating
  expenses                  12,367       8,538      42,632     29,954
 Interest expense            1,286       1,001      4,,853      3,128
                        ----------- ----------- ----------- ----------
     Total expenses         56,781      27,690     187,938     92,967
                        ----------- ----------- ----------- ----------
 Income before income
  taxes                     10,114       5,642      31,816     14,723
 Income tax expense          3,550       2,412      11,062      5,694
                        ----------- ----------- ----------- ----------
     Net income        $     6,564 $     3,230      20,754 $    9,029
                        =========== =========== =========== ==========
COMPREHENSIVE NET
 INCOME
 Net income            $     6,564 $     3,230 $    20,754 $    9,029
 Other comprehensive
  income:
   Gross unrealized
    investment holding
    (losses) gains
    arising during
    period                  (2,240)        143      (6,664)        44
   Less:
    reclassification
    adjustment for
    losses (gains) s
    included in net
    income                      92          20        (122)       (13)
                        ----------- ----------- ----------- ----------
                            (2,148)        163      (6,786)        31
 Income tax benefit
  (expense)  related to
  items of other
  comprehensive income         752         (72)      2,382        (27)
                        ----------- ----------- ----------- ----------
 Total other
  comprehensive net
  (loss) income             (1,396)         91      (4,404)         4
                        ----------- ----------- ----------- ----------
COMPREHENSIVE NET
 INCOME                $     5,168 $     3,321      16,350 $    9,033
                        =========== =========== =========== ==========
EARNINGS PER SHARE
 Basic earnings per
  common share         $      0.33 $      0.20 $      1.06 $     1.23
                        =========== =========== =========== ==========
 Diluted earnings per
  common share         $      0.32 $      0.19 $      1.03 $     1.06
                        =========== =========== =========== ==========
WEIGHTED-AVERAGE COMMON
 SHARES OUTSTANDING
 Basic                  19,632,158  16,118,761  19,571,081  7,335,286
 Diluted                20,200,584  16,851,503  20,147,073  8,565,815



                           Tower Group, Inc.
                      Consolidated Balance Sheets
                              (Unaudited)


                                                       December 31,
                                                      2005      2004
                                                    --------  --------
                                                     ($ in thousands)
Assets
Fixed-maturity securities, available-for-sale, at
 fair value (amortized cost $331,123 in 2005 and
 $223,562 in 2004)                                 $326,681  $224,523
Equity securities, available-for-sale, at fair
 value (cost $6,681 in 2005 and $1,827 in 2004)       5,934     2,485
Equity securities, at cost                           24,558
Common trust securities - statutory business
 trusts, equity method                                1,426     1,426
                                                   --------- ---------
         Total investments                          358,599   228,434
                                                   ========= =========
Cash and cash equivalents                            38,760    55,201
Investment income receivable                          3,337     1,975
Agents' balances receivable                          46,004    33,473
Assumed premiums receivable                           1,076     1,197
Ceding commission receivable                          8,727     8,329
Reinsurance recoverable                             104,811   101,173
Receivable -- claims paid by agency                   2,309     1,622
Prepaid reinsurance premiums                         43,319    28,391
Deferred acquisition costs net of deferred ceding
 commission revenue                                  29,192    18,740
Federal income taxes and state taxes recoverable        365     1,975
Deferred income taxes                                 3,204        --
Intangible assets                                     5,835     4,978
Fixed assets, net of accumulated depreciation         7,920     5,420
Other assets                                          3,999     3,239
                                                   --------- ---------
         Total Assets                              $657,457  $494,147
                                                   ========= =========


                           TOWER GROUP, INC.

                CONSOLIDATED BALANCE SHEETS (Continued)
                              (Unaudited)


                                                       December 31,
                                                     2005      2004
                                                    --------  --------
                                                  ($ in thousands,
                                                 except par value and
                                                    share amounts)
Liabilities
Loss and loss adjustment expenses                  $198,724  $128,722
Unearned premium                                    157,779    95,505
Reinsurance balances payable                         19,200     2,735
Payable to issuing carriers                           5,252    18,652
Funds held as agent                                   8,191       785
Funds held under reinsurance agreements              59,042    54,152
Accounts payable and accrued expenses                13,694    12,410
Other liabilities                                     2,867     2,726
Federal income taxes payable                            460        --
Deferred income taxes                                    --     1,587
Subordinated debentures                              47,426    47,426
                                                    --------  --------
   Total Liabilities                                512,635   364,700
                                                    --------  --------


Stockholders' Equity
Common stock ($0.01 par value per share;
 40,000,000 shares authorized, 19,872,672 and
 19,826,135 shares issued in 2005 and 2004)             199       198
Paid-in-capital                                     112,531   112,375
Accumulated other comprehensive net income           (3,352)    1,052
Retained earnings                                    37,019    18,224
Unearned compensation - restricted stock             (1,465)   (1,908)
Treasury stock (17,881 shares in 2005 and 88,967
 in 2004)                                              (110)     (494)
                                                    --------  --------
   Total Stockholders' Equity                       144,822   129,447
                                                    --------  --------
   Total Liabilities and Stockholders' Equity      $657,457  $494,147
                                                    ========  ========


    CONTACT: Tower Group, Inc.
             Thomas Song, 212-655-4789
             tsong@twrgrp.com
             or
             Investor Relations:
             Makovsky + Company
             Gene Marbach, 212-508-9600
             gmarbach@makovsky.com